For More Information:
Ronald A. Miller
Executive VP & CFO
Phone: 585.786.1102
Email: ramiller@fii.warsaw.com

Financial Institutions Announces Stock Repurchase Program

WARSAW, N.Y., June 26, 2008 — Financial Institutions, Inc. (Nasdaq: FISI), announced that the Company’s Board of Directors approved on June 25, 2008 a $5,000,000 stock repurchase program that will expire on June 25, 2009. Under the program the Company may repurchase shares in open market purchases or through privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

Erland E. “Erkie” Kailbourne, Chairman of the Board, commented “The Company recently completed a $5,000,000 repurchase program that was approved in July 2007.  The success of that program together with the Company’s continued solid financial performance and available capital has given us the opportunity to initiate an additional repurchase program.  Our ongoing commitment to our business plan and disciplined risk management processes coupled with our stock repurchase programs should continue to enhance shareholder value.”

About Financial Institutions, Inc. – With $1.9 billion in assets, Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATMs in Western and Central New York State, and employs over 650 people. Five Star Bank, along with Five Star Investment Services, both affiliates of Financial Institutions, Inc. (FII), also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on Five Star Bank is available through the company web site at www.five-starbank.com. More information on FII and its subsidiaries is available at www.fiiwarsaw.com.

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Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, general economic conditions nationally and regionally and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.